NEWS FOR RELEASE: 11/20/01 - 8:30 a.m. Eastern Time

CONTACT:  Lee Brown
          719-481-7213
          lbrown@ramtron.com

                  NEC LICENSES RAMTRON'S FRAM MEMORY TECHNOLOGY

COLORADO SPRINGS, CO-November 20, 2001 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR) today announced that NEC has become the ninth leading semiconductor firm to license Ramtron's revolutionary FRAM memory technology. Under the multi-million-dollar agreement, Ramtron will provide a license to its ferroelectric random access memory technology in exchange for certain licensing fees, milestone payments and future royalties relating to the license.

"We are pleased to welcome NEC to our growing list of FRAM partners," said Greg Jones, Ramtron technology group president. "This agreement is further evidence that FRAM memory is gaining momentum in the industry. Along with Ramtron and its current partners, NEC will become a key contributor to the rapid acceptance of FRAM memory in the semiconductor market."

"Through this agreement with Ramtron International, NEC is aiming to accelerate the incorporation of FRAM technology with our microcomputer products such as smart cards," said Yuichi Kawakami, general manager, Microcomputer Division, NEC Electron Devices. "We want to become the first supplier of FRAM-embedded microcomputers using 0.25-micron-rule process."

The latest agreement with NEC comes on the heels of an August 2001 FRAM licensing agreement with Texas Instruments. In addition to NEC and Texas Instruments, Ramtron has FRAM licensing and/or manufacturing agreements with top semiconductor producers including Infineon Technologies, Fujitsu, Hitachi, Toshiba, Rohm, Samsung, and Asahi Chemical.

Ramtron's patented FRAM memories are a new generation of semiconductor memory that combines high-performance and low-power operation with the ability to store data in the absence of power. Due to the product's unique advantages, FRAM memories are expected to revolutionize a variety of electronic consumer and industrial products. Current applications for Ramtron's FRAM memory devices include electronic power meters, smart cards, automotive instrumentation, factory automation, laser printers, security systems, and other systems that require reliable storage of data without an external power source.

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About NEC Corporation

NEC Corporation (Nasdaq: NIPNY) (FTSE: 6701q.l), headquartered in Tokyo,
Japan, is a leading provider of Internet solutions, dedicated to meeting the specialized needs of its customers in the key computer, network and electron device fields through its three market-focused in-house companies: NEC Solutions, NEC Networks, and NEC Electron Devices. NEC Corporation, with its in-house companies, employs more than 150,000 people worldwide and saw net sales of 5,409 billion Yen (approx. US$43 billion) in fiscal year 2000-2001. For further information, please visit the NEC web site home page at: http://www.nec.com.

About Ramtron

Ramtron is the leading developer of ferroelectric random access memories (FRAM (registered trademark)) products - new high-performance nonvolatile memories that merge the benefits of many mainstream memory technologies into a single device. The company also develops and markets ultra-high-performance memory products through its subsidiary, Enhanced Memory Systems, Inc. For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is info@ramtron.com. Homepage is http://www.ramtron.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are "forward-looking statements" involving risks and uncertainties, including but not limited to: the effect of global economic conditions, shifts in supply and demand, market acceptance, the impact of competitive products and pricing, product development, commercialization and technological difficulties, and capacity and supply constraints. Please refer to Ramtron's Securities and Exchange Commission filings for discussions of such risks.

"FRAM" is a registered trademark of Ramtron International Corporation.

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